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[LOGO]                        N E W S  R E L E A S E

For: Immediate Release

Contact: Sheila Celata (617) 726-7120


                                   Exhibit 28

            UST CORP. ADDS EIGHT INDIVIDUALS TO BOARD OF DIRECTORS

BOSTON, MASS ... June 30, 1995 ... UST Corp. (NASD: USTB), parent company of USTrust and United States Trust Company in Massachusetts and UST Bank/Connecticut, today announced that it has elected eight individuals to its Board of Directors. All currently serve as Directors of USTrust, the Company's lead banking subsidiary. As a result of the election, all of the outside Directors of USTrust also serve as outside directors of UST Corp. The new UST Corp. Directors are:

        Robert Coard, Executive Director, Action for Boston Community
                Development, Inc., Boston, Mass.

        Alan K. DerKazarian, D.M.D., Periodontist, Cambridge, Mass.

        Donald C. Dolben, President, The Dolben Company, Inc., Boston, Mass.

        Edward Guzovsky, Chairman, JWP New England, Milton, Mass.

        Sydney L. Miller, President, Harry Miller Co., Inc., Boston, Mass.

        Barbara C. Sidell, Esquire, of Newton, Mass.

        Edward J. Sullivan, Clerk of Courts, Middlesex Superior Court,
                Cambridge, Mass.

        Gordon M. Weiner, Esquire, of Newton, Mass.

        "We are pleased to have all the USTrust Directors on the Board of the holding company," said Neal F. Finnegan, UST Corp. President and CEO. "USTrust represents over 90% of UST Corp.'s assets, and all our entities will benefit from the uniformity of policy and consistency of approach that will result from the combination of board membership."

        UST Corp. is a Boston based bank holding company. Through its subsidiaries, the Company provides a broad range of financial services, principally to individuals and privately-held, owner-managed companies in New England. These services include commercial banking, consumer financial services, trust and money management and equipment leasing.

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